Exhibit 10.3

BROCADE “REV” IT UP PLAN

Originally approved on October 25, 2011, revised as of January 23, 2012

(Effective as of fiscal year 2012)

PURPOSE

The Brocade “Rev” It Up Plan (“RIUP”) is designed to link incentive compensation with Company performance.

PERFORMANCE PERIOD AND PAYOUT PERIOD

Performance against Company objectives is measured annually (according to the Company’s fiscal year) (“Plan Period”), but will be reviewed on a periodic basis. Payout of earned cash bonuses, if any, occurs on an annual basis.

ELIGIBILITY

Regular full-time and part-time Vice President or above (“VP”) level employees, excluding the Chief Executive Officer, are eligible to participate in the RIUP. To the extent a VP is eligible to, and participates in, the Company’s Sales Incentive Plan or Sales Leader Plan, then that VP shall not be eligible to participate in this RIUP.

Participants must be employed in a RIUP eligible position as a regular (full-time or part-time) employee at the end of the fiscal year to be eligible to earn a RIUP payout.

PARTICIPANT PERFORMANCE CONTRACTS

As each Plan Period begins, Participants must complete a VP Performance Contract. Performance Contracts should be tied to Company and departmental goals as outlined by the Board of Directors (i.e., Company priorities and initiatives). All goals must be tied to overall Company objectives and have defined measurements.

Before Performance Contracts for VPs are final, they are to be reviewed and approved by Finance, Human Resources, and the CEO. Performance Contracts for Functional VPs are reviewed and approved by the applicable managing VP.

COMPANY PERFORMANCE & “Rev” It Up PLAN FUNDING

Each Plan Period, Brocade’s Board of Directors will approve Brocade’s fiscal year business operating plan, including a Non-GAAP Operating Income target (Target OI) and Revenue target (Target Revenue) for the Company to achieve during the Plan Period.

At the end of the Plan Period, Brocade will determine amounts to be paid under the RIUP based on the actual performance on a pre-bonus basis (Actual Performance) achieved by Brocade during the Plan Period (Actual OI and Actual Revenue) relative to the Target OI (OI Percentage) and Target Revenue (Revenue Percentage). The Actual OI and Actual Revenue will be communicated following the end of the Plan Period.

1.

PARTICIPANT INCENTIVE TARGET PERCENTAGE

With respect to Section 16 Officers, a Participant’s “Annual Cash Incentive Target” percentage under this RIUP is 25% of the Participant’s annual base salary and is approved by the Company’s Compensation Committee. With respect to other Participants in the Company’s RIUP, a Participant’s Annual Cash Incentive Target percentage, under this RIUP, may range from 10% to 40% as determined by the CEO.

“Rev” It Up PLAN PAYOUTS

At the end of the 12-month Plan Period, the Compensation Committee will review and approve the formula for cash bonus payouts and actual RIUP bonus payouts to any person who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (Section 16 Officer). The CEO will review and approve the formula for cash bonus payouts and actual RIUP bonus payments for all other Participants.

All payouts under the RIUP are subject to a minimum bonus payout threshold for non-GAAP operating income (Minimum RIUP OI Threshold) as determined by the Compensation Committee. Participants will not be eligible for any payout under the RIUP in the event that non-GAAP operating income is less than the Minimum RIUP OI Threshold.

Subject to the Minimum RIUP OI Threshold and except as otherwise agreed upon by: (i) the Compensation Committee for the Section 16 officers, and the CEO for all other VPs, and (ii) each Participant, the cash bonus payout is calculated based on the following formula (less applicable taxes and deductions):

Cash Bonus Payout = (Annual Base Salary) x (Annual Cash Incentive Target percentage) x (Actual Performance)

where

Actual Performance. The Actual Performance for all Participants is equal to the sum of:

(i) OI Payout Percentage multiplied by 40%, plus

(ii) Revenue Payout Percentage multiplied by 60%

2.

The OI Payout Percentage and Revenue Payout Percentage are each calculated as follows:

Operating Income and Revenue Performance (Percentage Against Target)	Curve/Scaling	Payout as a % of Target
Less than 80%	—	0%
80% to 100%	2-for-1	60% to 100%
100%	—	100%
Greater than 100%	3-for-1	Uncapped

The OI Payout Percentage and Revenue Payout Percentage are uncapped for overachievement.

Fractional amounts shall be interpolated based on the above scaling.

The following example is for illustrative purposes only: Assume a $385,000 Annual Base Salary, a 25% Annual Cash Incentive Target percentage and that both the Operating Income and Revenue Performance results are at 90% of target and accordingly the OI Payout Percentage and Revenue Payout Percentage are each 80%:

Cash Bonus Payout = (Annual Base Salary) x (Annual Cash Incentive Target percentage) x (Actual Performance)

Cash Bonus Payout = ($385,000 x 25%) x [(80% x 40%) + (80% x 60%)]

Cash Bonus Payout = $96,250 x (32% + 48%)

Cash Bonus Payout = $96,250 x 80%

Cash Bonus Payout = $77,000

Bonuses will be calculated using the annual base salary and Annual Incentive Target Percentage as of the last day of the Plan Period, except as set forth above or otherwise indicated in writing by Brocade.

Program payouts are generally made within eight (8) weeks following the conclusion of the 12-month Plan Period.

ADMINISTRATIVE PROCEDURES

Compensation Committee Approval

The Compensation Committee reserves the right to decrease or eliminate bonus amounts otherwise indicated.

New Hires and Promotions

Participants new to the company or who are promoted within the 12 month Plan period are ineligible for the RIUP.

3.

Position/Salary Factor

Payout will be based on the Participant’s annual base salary and job position on the last day of the Plan Period.

Terminations: Any Participant whose employment terminates for any reason before the end of the plan period is not eligible to earn a RIUP payout.

Leaves of Absences, Disability or Death: In the event of the Participant’s death, disability time off, or leave of absence, Payouts will be made on a pro-rated basis, based on the number of days the Participant was actively working at Brocade. In the event of death, any cash bonus payments will be paid to the Participant’s primary beneficiary as designated in the Participant’s Brocade life insurance plan documentation, if any, or will otherwise be paid to his or her estate.

Performance Improvement Plan/Disciplinary Situations (Development Needed): If a Participant, at any time prior to the cash bonus payout 12-month Plan Period, is subject to a performance improvement plan, discipline or demotion, Brocade may, in its sole discretion, reduce or eliminate the cash bonus payment that the Participant would otherwise have been eligible to receive. If, at the time prior to the Payout for a 12-month Plan Period, it is determined that a Participant may be subject to corrective action, discipline or demotion, then Brocade may withhold the entire cash bonus payout, or a portion thereof, until after a final decision on such corrective action has been made. If a Participant is given a performance rating of Development Needed, the Participant will not be eligible to earn a Payout. Only the VP of Human Resources or CEO may approve exceptions to this policy, except that the Compensation Committee must approve exceptions for Section 16 officers.

Section 409A: It is intended that any payments made under the RIUP will be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance issued thereunder (collectively, Section 409A), pursuant to the “short-term deferral” exception under Section 409A, and any ambiguities and/or ambiguous terms under the Plan will be interpreted to comply with the requirements of such exception or otherwise comply with the requirements of Section 409A. Each payment under the RIUP is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations. Without imposing any obligation, Brocade may, in good faith and without the consent of any Participant, make any amendments to this the RIUP and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to any Participant.

Other Provisions: Participation in the RIUP does not constitute an agreement (express or implied) between the Participant and Brocade that the Participant will be employed by Brocade for any specific period of time, nor is there any agreement for continuing or long-term employment. Terms and conditions regarding the RIUP and any participation therein, including, but not limited to, RIUP eligibility, RIUP funding, and performance and payout criteria and determinations, are subject to change by Brocade at any time in its sole discretion. Brocade and its Board of Directors retain the absolute right to interpret, revise, modify or terminate the RIUP at any time in its sole discretion. This RIUP supersedes all prior written or oral statements to employees regarding the RIUP for the periods contemplated hereunder.

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